Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors and Shareholders
The South Financial Group, Inc.:
We consent to the incorporation by reference in the registration statements (Nos. 33-79668, 333-31948, 333-53170, 333-99159, 333-102877, 333-103763, 333-104947, 333-109578, 333-111805, 333-177409, 333-117508, and 333-124859) on Form S-8 and the registration statements (Nos. 333-112404, 333-106578, 333-120366, and 333-137578) on Form S-3 of The South Financial Group, Inc. of our report dated March 10, 2006, with respect to the consolidated statements of income, changes in shareholders’ equity and comprehensive income, and cash flows for the year ended December 31, 2005, which report appears in the December 31, 2007, annual report on Form 10-K of The South Financial Group, Inc.
/s/ KPMG LLP
Greenville, South Carolina
February 28, 2008